Exhibit 10.3

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2021, by and among CFAC Holdings VI, LLC, a Delaware limited liability company (“Sponsor”), CF Acquisition Corp. VI, a Delaware corporation (“SPAC”), and Rumble Inc., an Ontario corporation (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement between SPAC and the Company, dated as of December 1, 2021 (as amended from time to time, the “BCA”).

WHEREAS, Sponsor owns 7,480,000 shares of Class B common stock, par value $0.0001 per share, of SPAC (the “Class B Common Stock” and the 7,480,000 shares of Class B Common Stock owned by the Sponsor (including any shares of Class A Common Stock (as defined below) issued upon conversion of such shares), the “Founder Shares”);

WHEREAS, in a private placement (the “Private Placement”) that closed concurrently with SPAC’s initial public offering (the “IPO”), Sponsor purchased 700,000 units of SPAC (“Units”), each Unit consisting of one share of Class A common stock, par value $0.0001 per share, of SPAC (“Class A Common Stock”) and one-fourth of one warrant, each whole warrant (the “Warrants”) entitling Sponsor to purchase one share of Class A Common Stock for $11.50 per share (the 700,000 shares of Class A Common Stock and 175,000 Warrants included the Units purchased in such private placement, the “Private Placement Securities”);

WHEREAS, in connection with the IPO, SPAC, Sponsor and certain officers and directors of SPAC (collectively, the “Insiders”) entered into a letter agreement, dated as of February 18, 2021 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC securities owned by them;

WHEREAS, in connection with the IPO, SPAC and Sponsor entered into a forward purchase contract, dated as of February 18, 2021 (the “Forward Purchase Contract”), pursuant to which, at the closing of SPAC’s initial business combination, Sponsor has agreed to purchase, for $15,000,000, 1,500,000 Units, each Unit consisting of one share of Class A Common Stock (the 1,500,000 shares of Class A Common Stock included in such Units, the “Forward Purchase Shares”) and one-fourth of one Warrant (the 375,000 Warrants included in such Units, the “Forward Purchase Warrants”), and 375,000 shares of Class A Common Stock (the “Forward Purchase Promote Shares”);

WHEREAS, Article IV, Section 4.3(b)(ii) of SPAC’s Amended and Restated Certificate of Incorporation (the “SPAC Charter”) provides, among other matters, that the shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon the consummation of an initial business combination, subject to adjustment if additional shares of Class A Common Stock or Equity-linked Securities (as defined in the SPAC Charter), are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Company are entering into the BCA, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby, by means of an Arrangement pursuant to the OBCA involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Shares for ExchangeCo Exchangeable Shares (and will subscribe for a corresponding number of shares of SPAC Class C Common Stock for nominal value), (b) the Key Individual will make the Key Individual Subscription to SPAC in exchange for shares of SPAC Class D Common Stock, (c) the Company Non-Electing Shareholders will exchange their respective Company Shares for shares of Class A Common Stock (together with the other exchanges, contributions and subscriptions described in clauses (a), (b) and (c), the “Share Exchanges”) and (d) subject to application of the Option Exchange Ratio or Company Exchange Ratio, as applicable, the Company Options shall be exchanged for Exchanged Company Options and the Company Warrant shall be exchanged for shares of Class A Common Stock; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the BCA, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on (x) subject to and conditioned upon the Closing, and solely with respect to the transfer restrictions on the Restricted Shares set forth below, the expiration of the Founder Shares Lock-Up Period (as defined below), and (y) with respect to the other obligations set forth in this Section 1, the earlier of (1) the Closing, and (2) the date on which the BCA is validly terminated in accordance with its terms prior to the Closing, for the benefit of the Company, (a) Sponsor agrees, on behalf of itself and its Affiliates, that it and its Affiliates will fully comply with, and perform all of their obligations, covenants and agreements set forth in, the Insider Letter in all material respects, and shall vote all of the shares of SPAC Common Stock (including the shares of SPAC Common Stock underlying the Units purchased in the Private Placement) owned by them in favor of the Transactions, not redeem Sponsor’s or its Affiliates’ shares of SPAC Common Stock in connection with the Transactions and fully comply with the transfer restrictions (as adjusted solely for the benefit of the Company as provided below) with respect to the Founder Shares, the Private Placement Securities, the Forward Purchase Promote Shares and the Forward Purchase Warrants (with the transfer restrictions in Section 7(a) of the Insider Letter on the Founder Shares and Forward Purchase Promote Shares (and as adjusted solely for the benefit of the Company as provided below) applied to the Private Placement Securities and the Forward Purchase Warrants, mutatis mutandis, in each case subject to the exceptions set forth in the Insider Letter; provided, however, that solely for purposes of the foregoing restriction on transfer of the Founder Shares, the Private Placement Securities, the Forward Purchase Promote Shares and the Forward Purchase Warrants (the “Restricted Shares”), Sponsor hereby agrees that, subject to and conditioned upon the Closing, the “Founder Shares Lock-Up Period” applicable to the Restricted Shares hereunder shall be deemed to end on the earlier of (A) the one (1) year anniversary of the date of the Closing, (B) the date on which the closing price of the SPAC Common Stock on the stock exchange on which the SPAC Common Stock is listed equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 day Trading Day period commencing at least 150 days after the Closing Date, and (C) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their SPAC Common Stock for cash, securities or other property, (b) SPAC agrees to enforce the Insider Letter in accordance with its terms; and (c) each of Sponsor and SPAC agree (i) that the prior written consent of the Company will be required in addition to the prior written consent of the Representative (as defined in the Insider Letter) for any of the matters described in clauses (i) through (iii) under Section 3(a) of the Insider Letter, and (ii) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company.

Section 2 Waiver of Anti-Dilution Protection. Sponsor, as the holder of a majority of the issued and outstanding shares of Class B Common Stock, solely in connection with and only for the purpose of the proposed Transactions, and subject to and conditioned upon the Closing, hereby waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the Class B Common Stock will convert only upon the Initial Conversion Ratio (as defined in the SPAC Charter) in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the BCA is validly terminated in accordance with its terms. All other terms related to the Class B Common Stock shall remain in full force and effect, except as modified as set forth directly above or as contemplated by the BCA or the Ancillary Agreements in connection with the consummation of the Transactions, which modifications shall be effective only upon the consummation of the Transactions.

Section 3 Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that none of SPAC, ExchangeCo or CallCo shall be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge each of SPAC, ExchangeCo, CallCo and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”).

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives Sponsor the right not to release existing Claims of which Sponsor is not aware, unless Sponsor voluntarily chooses to waive this right. Having been so apprised, Sponsor nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 3, in each case, effective as of the Closing. Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 3 and that, without such waiver, SPAC and the Company would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 3 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the BCA, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the BCA; (B) the Insider Letter, (C) the Forward Purchase Contract, (D) the Amended and Restated Registration Rights Agreement, (E) the expense advancement agreement, dated as of February 18, 2021, by and between SPAC and Sponsor, the promissory note, dated as of February 18, 2021 by SPAC in favor of the Sponsor, and any other promissory notes and/or expense advance agreements entered into by and between SPAC and Sponsor prior to the Closing without violation of the terms of the BCA; (F) any PIPE Subscription Agreement to which a Releasing Party may be a party, or (G) any underwriting agreement, business combination marketing agreement, financial advisory agreement, PIPE placement agent agreement, engagement letter or any similar agreement in respect of the Transactions to which a Releasing Party may be a party and that (in each case) is disclosed in the SPAC Disclosure Letter, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the BCA or (y) this Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of SPAC owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of SPAC or any of its Subsidiaries or any indemnity or similar agreements by SPAC or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the SPAC Disclosure Letter or as contemplated by Section 6.7 of the BCA.

(d) Notwithstanding the foregoing provisions of this Section 3, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Section 4 Sponsor Earn-Out.

(a) Funding Threshold Shares. Sponsor hereby agrees that, subject to and conditioned upon the Closing, in the event the Available Cash (taking into account only the aggregate amount that has been funded to SPAC (or an escrow account established by SPAC) as of immediately prior to or at the Closing pursuant to the PIPE Subscription Agreements and the Forward Purchase Contract) is less than $400,000,000 (the “Threshold Amount”), an amount of shares of Class A Common Stock held by Sponsor or its Permitted Transferees (as defined below) immediately following the Closing equal to (i) the Threshold Calculation (as defined below) multiplied by (ii) 2,209,219 (the product thereof, together with any equity securities paid as dividends or distributions with respect to such shares of Class A Common Stock or into which such shares of Class A Common Stock are exchanged or converted, in either case, after the Closing, the “Funding Threshold Shares”) shall be subject to forfeiture in accordance with Section 4(b) below; provided, however, that, in the event the total PIPE Investment Amount is not funded at Closing in accordance with the applicable PIPE Subscription Agreements, (A) the portion of Funding Threshold Shares reflecting such shortfall (based on the Threshold Calculation) shall remain subject to release to the Sponsor to the extent of SPAC’s receipt of such funds (or a portion thereof) during the Earn-Out Period (notwithstanding Section 4(b) below), (B) SPAC and the Sponsor shall reasonably cooperate in enforcing SPAC’s rights under the PIPE Subscription Agreements (and SPAC shall fulfill its obligations under Section 6.8 of the BCA in good faith), and (C) promptly following receipt of any portion of such PIPE Investment Amount shortfall (by or on behalf of the applicable PIPE Investor by funding, settlement or other action, it being understood and agreed that SPAC shall not settle any claim under or amend, modify or waive any right under, the applicable PIPE Subscription Agreements with respect to any shortfall without the written consent of Sponsor), SPAC shall cause its transfer agent to release the corresponding portion of the Funding Threshold Shares and such Funding Threshold Shares will vest and shall not be subject to forfeiture or the transfer restrictions in this Section 4 (without limiting any applicable transfer restrictions set forth in Section 1 of this Agreement), with the portion of such Funding Threshold Shares that correspond to such PIPE Investment Amount shortfall being so released being determined on a pro rata basis based on the portion of such PIPE Investment Amount shortfall that is actually paid to SPAC less any fees, costs or expenses incurred by SPAC in connection with litigation to enforce the payment of such portion of the PIPE Investment Amount by the applicable PIPE Investor. “Threshold Calculation” means (i) one minus (ii) a fraction, the numerator of which is equal to the Available Cash and the denominator of which is equal to the Threshold Amount.

(b) Sponsor Earn-Out. Sponsor hereby agrees that, without limitation of the transfer restrictions under Section 1, subject to and conditioned upon the Closing, it will not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to (i) the Funding Threshold Shares plus (ii) 1,963,750 shares of Class A Common Stock held by Sponsor or its Permitted Transferees immediately following the Closing (together with any equity securities paid as dividends or distributions with respect to such shares of Class A Common Stock or into which such shares of Class A Common Stock are exchanged or converted, in either case, after the Closing, the “Unvested Shares”, and together with the Funding Threshold Shares, the “Earn-Out Shares”), unless, until and to the extent that a Release Event or Early Release Event (each as defined below) has occurred; provided, however, that (x) in the event the number of Earn-Out Shares to be released in accordance with this Section 4(b) with respect to a Release Event (when aggregated with any prior Release Event) exceeds the aggregate amount of the Unvested Shares, the Earn-Out Shares in excess of the Unvested Shares amount shall not be released unless and until the earlier of an Early Release Event or the consummation of a Threshold Equity Issuance (as defined below), at which time such excess Earn-Out Shares shall be released promptly in accordance with the terms of this Section 4(b); and (y) Sponsor may, by providing notice to SPAC and the Company prior to such transfer, transfer all or any portion of the Earn-Out Shares to any Person that qualifies as a permitted transferee under Section 7(c) of the Insider Letter (each, a “Permitted Transferee”), so long as such Permitted Transferee agrees in a writing delivered to SPAC and the Company prior to the effectiveness of any such transfer to be bound by the terms and conditions of this Agreement and the Insider Letter. “Threshold Equity Issuance” means one or a series of related capital raising transactions occurring after the Closing and during the Earn-Out Period on terms that are customary in which SPAC issues more than $25,000,000 in the aggregate of capital stock (including SPAC Capital Stock) or any securities or rights that are convertible into or exercisable for capital stock (including SPAC Capital Stock) for cash at a purchase price per share equal to or more than $10.00 per share (net of any underwriting discounts or commissions or similar fees paid to any underwriter(s) or placement agent(s), and adjusting with respect to any convertible equity issuance tied to a similar valuation). In the event a Release Event has occurred but any Funding Threshold Shares remain subject to forfeiture in accordance with the proviso to the first sentence of this Section 4(b), upon the written request of Sponsor, SPAC shall explore undertaking a Threshold Equity Issuance in good faith, and if SPAC determines in good faith that a Threshold Equity Issuance can be consummated (taking into account any then available “blackout period” that is then applicable under the Amended and Restated Registration Rights Agreement), it will (A) use commercially reasonable efforts to consummate such Threshold Equity Issuance or (B) (1) in the event SPAC does not use commercially reasonable efforts to consummate such Threshold Equity Issuance or otherwise elects not to use commercially reasonable efforts to consummate such Threshold Equity Issuance (the SPAC shall promptly inform Sponsor if it determines not to us commercially reasonable efforts to consummate such Threshold Equity Issuance) or (2) in the event SPAC initially proceeds in accordance with clause (A) but does not consummate a Threshold Equity Issuance within 120 days of such notice other than due to the fact that such Threshold Equity Issuance could not be consummated in accordance with the definition of Threshold Equity Issuance, within 10 days’ of the date of the delivery of the notice referred to in clause (1) or within 10 days’ of the last day of such 120 day period in the case of clause (2), a Threshold Equity Issuance shall be deemed to have occurred hereunder.

(i) In the event that a Release Event or Early Release Event has not occurred on or prior to the date which is five (5) years following the Closing (the “Termination Date” and, the period from the Closing Date until and including the Termination Date, the “Earn-Out Period”) with respect to all of the Earn-Out Shares, Sponsor hereby agrees to the cancellation of any of its Earn-Out Shares that have not been subject to a Release Event or Early Release Event (and with respect to the Funding Threshold Shares in the event an Early Release Event has not occurred, a Threshold Equity Issuance). In order to effectuate such cancellation in the event that a Release Event or Early Release Event (and with respect to the Funding Threshold Shares in the event an Early Release Event has not occurred, a Threshold Equity Issuance) has not been achieved by the Termination Date, Sponsor shall promptly deliver its Earn-Out Shares that have not been subject to a Release Event or Early Release Event (and with respect to the Funding Threshold Shares in the event an Early Release Event has not occurred, a Threshold Equity Issuance) to SPAC in certificated or book entry form (at the election of Sponsor) for cancellation by SPAC.

(ii) The share certificates representing the Earn-Out Shares shall contain a legend relating to transfer restrictions imposed by this Section 4 and the risk of cancellation associated with the Earn-Out Shares. SPAC will cause its transfer agent to remove such legend as promptly as practicable, but in any event within three (3) Business Days following a Release Event or Early Release Event with respect to such Earn-Out Shares (or if later, with respect to the Funding Threshold Shares in the event an Early Release Event has not occurred, a Threshold Equity Issuance). Until and unless the Earn-Out Shares are released to SPAC for cancellation, Sponsor will have full ownership rights to the Earn-Out Shares, including the right to vote such shares and to receive dividends and distributions paid in cash thereon; provided, however, that Earn-Out Shares are deemed to include all distributions payable thereon in stock or other non-cash property (“Non-Cash Dividends”) and such Non-Cash Dividends shall be forfeited by Sponsor in accordance with the terms governing cancellation of Earn-Out Shares in this Section 4.

(iii) Pursuant to, and in accordance with this Agreement, and with respect to the Funding Threshold Shares, subject also to the occurrence of a Threshold Equity Issuance, the Earn-Out Shares shall vest and no longer be subject to cancellation as follows:

(A) fifty-percent (50%) of the Earn-Out Shares shall vest and no longer be subject to cancellation upon the earlier to occur of the following:

(1) the closing price of the Class A Common Stock (or any common or ordinary equity security that is the successor to the Class A Common Stock (together with the Class A Common Stock, the “Public Shares”)) on the principal exchange on which such securities are then listed or quoted equals or exceeds $15.00 per share (the “$15 Price Threshold”) for twenty (20) Trading Days (which need not be consecutive) over a thirty (30) consecutive Trading Day period at any time during the Earn-Out Period; and

(2) if a Change of Control Event occurs, and pursuant to the terms of such Change of Control Event (1) the fair market value of the consideration to be paid per share of Class A Common Stock or (2) the fair market value of the consideration to be paid per ExchangeCo Exchangeable Share, as applicable, exceeds $15.00 per share (the earlier of clause (1) or (2), the “$15 Release Event”); and

(B) fifty-percent (50%) of the Earn-Out Shares shall vest and no longer be subject to cancellation upon the earlier to occur of the following:

(1) the closing price of the Public Shares on the principal exchange on which such securities are then listed or quoted equals or exceeds $17.50 per share (the “$17.50 Price Threshold”, and together with the $15 Price Threshold, each a “Price Threshold”) for twenty (20) Trading Days (which need not be consecutive) over a thirty (30) consecutive Trading Day period at any time during the Earn-Out Period; and

(2) if a Change of Control Event occurs, and pursuant to the terms of such Change of Control Event (1) the fair market value of the consideration to be paid per share of Class A Common Stock or (2) the fair market value of the consideration to be paid per ExchangeCo Exchangeable Share, as applicable, exceeds $17.50 per share (the earlier of clause (1) or (2), the “$17.50 Release Event” and together with the $15 Release Event, each a “Release Event”).

The fair market value of any of the consideration payable per share set forth above shall be determined in good faith by the SPAC Board after taking into account, as applicable, the release of any Earnout Shares hereunder or the release of any Seller Escrow Shares or Tandem Option Earnout Shares under the BCA in connection with the applicable event. For the avoidance of doubt, in no event shall the SPAC Board determine a Trigger Event has occurred under the BCA without determining that a corresponding Release Event has occurred.

For the avoidance of doubt, if the condition for more than one Release Event is met pursuant to Section 4(b)(iii), the Earn-Out Shares earned in connection with each such Release Event shall be earned, and shall be cumulative with the Earn-Out Shares earned prior to such time, in connection with the satisfaction of any other Release Event (if any).

(iv) During the Earn-Out Period, SPAC’s chief financial officer or controller will monitor the closing price of the Public Shares on the principal securities exchange or securities market on which the Public Shares are then traded, and SPAC shall notify Sponsor and the transfer agent in writing as promptly as practicable (but in any event within two (2) Business Days) following a Release Event, Early Release Event or the consummation of a Threshold Equity Issuance.

(A) If one or more Release Events occurs on or prior to the Termination Date, then within three (3) Business Days following the applicable Release Event(s) (and with respect to the Funding Threshold Shares in the event an Early Release Event has not occurred, only if a Threshold Equity Issuance has occurred), SPAC shall cause its transfer agent to release the applicable portion of the Earn-Out Shares vesting in accordance with Section 4(b)(iii) above (inclusive of any dividends, distributions and other earnings thereon) to Sponsor, and such Earn-Out Shares will vest and no longer be subject to forfeiture or the transfer restrictions in this Section 4, effective immediately upon the occurrence of such Release Event(s) (and, if applicable, Threshold Equity Issuance), but without limitation of any restrictions or other terms applicable thereto as set forth in Section 1 of this Agreement.

(B) If an Early Release Event occurs on or prior to the Termination Date, then the Earn-Out Shares (inclusive of any dividends, distributions and other earnings thereon) will be deemed to vest and no longer be subject to forfeiture or the transfer restrictions in this Section 4, effective immediately prior to the consummation of such Early Release Event (and SPAC shall cause its transfer agent to release such Earn-Out Shares effective immediately prior to the consummation of such Early Release Event), but without limitation of any restrictions or other terms applicable thereto as set forth in Section 1 of this Agreement. The Sponsor shall be eligible to participate in any such Early Release Event with respect to such Earn-Out Shares on the same terms, and subject to the same conditions, as apply to the holders of SPAC Common Stock (or the Public Shares) generally.

(v) For purposes of this Section 4, an “Early Release Event” means, notwithstanding whether such event also qualifies as a Release Event, (1) any Change of Control Event, if in connection with such event or series thereof, (aa) the Key Individual receives any benefits, premiums, consideration, remuneration or perquisites (“Benefits”) that in the aggregate, are different from the consideration the other holders of SPAC Common Stock receive in respect of their SPAC Common Stock and/or ExchangeCo Shares in connection with such transaction, and (bb) such Benefits are not substantially similar in the aggregate to the Key Individual’s Benefits in his capacity as a director, officer and/or employee of SPAC or as a SPAC stockholder prior to such Change of Control Event; provided, however, that up to an additional $2,000,000 in aggregate value of new Benefits per year received in connection with the Change of Control Event shall not be deemed to trigger an Early Release Event; (2) the consummation of a “going private” transaction by SPAC pursuant to Rule 13e-3 under the Exchange Act that is sponsored by the Key Individual; or (3) the Class A Common Stock (and any Public Share successor, if applicable) ceasing to be listed on a national securities exchange, or the SPAC otherwise ceasing to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act, in any such case, for a consecutive period of 90 days or more, or for an aggregate of more than 180 days in any 12 month period, and in each case, other than as a result of a Change of Control Event.

(vi) If SPAC or ExchangeCo at any time combines or subdivides (including by way of any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the New SPAC Governing Documents, amendment of the ExchangeCo Governing Documents, scheme, arrangement or otherwise) or declares an extraordinary dividend, each of the applicable per share prices and the number of Earn-Out Shares eligible to be earned in accordance with this Section 4 shall be equitably adjusted by SPAC in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the New SPAC Governing Documents, amendment of the ExchangeCo Governing Documents, scheme, arrangement or extraordinary dividend or other applicable transaction.

Section 5 Representations and Warranties of Sponsor. Sponsor represents and warrants to the Company, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the organizational documents of Sponsor, (B) conflict with or violate, in any respect, any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Governmental Order or Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of a Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Class B Common Stock. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Class B Common Stock listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Class B Common Stock and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Class B Common Stock.

(d) Ownership of Private Placement Securities. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Private Placement Securities listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to the shares of Class A Common Stock underlying the Units purchased in the Private Placement and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such shares of Class A Common Stock underlying the Units purchased in the Private Placement.

(e) Contracts with SPAC. Except for (a) the Contracts described in Section 3(c) or otherwise disclosed in the SPAC Disclosure Letter and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with SPAC.

Section 6 Exclusivity. During the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing and (b) the date on which the BCA is validly terminated in accordance with its terms, for the benefit of the Company, Sponsor shall not, and shall cause its Affiliates not to, directly or indirectly (i) initiate any negotiations with any Person solely with respect to SPAC, or provide any non-public information or data concerning SPAC to any Person relating to, a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC) or afford to any Person access to the business, properties, assets or personnel of SPAC (in each case, solely in their respective capacities as businesses, properties, assets or personnel of SPAC disregarding whether they are shared by other special purpose acquisition companies or their representatives) in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (ii) enter into, or encourage SPAC to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6 by Affiliates of Sponsor shall be deemed to be a breach of this Section 6 by Sponsor. For avoidance of doubt, this Section 6 shall in no way restrict any officer or director of Sponsor or its Affiliates from duly exercising his or her authority, or otherwise acting in his or her capacity, as officer or director of any entity (including with respect to any other special purpose acquisition companies and/or their sponsors) other than Sponsor or SPAC.

Section 7 Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the BCA, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) shall undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by the BCA and this Agreement, in each case, where such efforts do not require Sponsor expenditures in excess of those contemplated by the BCA.

Section 8 General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing or (b) at such time, if any, as the BCA is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 1, 2, 3, 4 and 8 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to Closing), to it at:

CF Acquisition Corp. VI

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: XXXXXX

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Email: XXXXXX and XXXXXX

Attention: Ken Lefkowitz and Michael Traube

if to the Sponsor, to it at:

CFAC Holdings VI, LLC

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: XXXXXX

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Email: XXXXXX and XXXXXX

Attention: Ken Lefkowitz and Michael Traube

if to the Company or, after Closing, SPAC, to it at:

Rumble Inc.

218 Adelaide Street West, Suite 400

Toronto, Ontario M5H 1W7

Email: XXXXXX and XXXXXX

Attention: Christopher Pavlovski and Michael Ellis

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Email: XXXXXX and XXXXXX

Attention: Russell Leaf and Sean Ewen

DLA Piper (Canada) LLP

100 King St W Suite 6000

Toronto, Ontario M5X 1E2

Email: XXXXXX and XXXXXX

Attention: Noam Goodman and Russel Drew

(c) Entire Agreement. This Agreement (together with the other Ancillary Agreements, the BCA and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought, provided that, prior to the Closing, SPAC shall not waive any of its rights hereunder without the prior written consent of the Company. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Founder Shares, Private Placement Securities, Forward Purchase Promote Shares or Forward Purchase Warrants to any Permitted Transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to SPAC and the Company prior to such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment in violation of this Section 8(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement. Without limiting the foregoing, if the aggregate amount of SPAC Transaction Expenses (excluding any fees paid by SPAC that were incurred by the Company) exceeds the SPAC Transaction Expenses Cap, then, at the election of Sponsor made at or prior to Closing by delivery of written notice thereof to SPAC and the Company (the “Excess Expense Notice”), Sponsor shall either (A) pay to SPAC at Closing the Excess Expense Amount in cash, or (B) effective immediately following Closing, forfeit a number of shares of Class A Common Stock held by Sponsor immediately following Closing equal to the quotient obtained by dividing the Excess Expense Amount by $10.00, and Sponsor shall immediately thereafter surrender such forfeited shares to SPAC, whereupon such shares shall be cancelled and retired. If Sponsor shall fail to deliver the Excess Expense Notice to SPAC and the Company prior to the Closing, then Sponsor shall be deemed to have made the election referred to in clause (B) of the immediately preceding sentence.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8(j).

(k) Publicity. All press releases or other public communications of Sponsor relating to this Agreement and the Transactions shall be subject to the prior written approval of SPAC and the Company, which approval shall not be unreasonably withheld; provided, that Sponsor shall not be required to obtain consent pursuant to this Section 8(k) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8(k). The restriction in this Section 8(k) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, Sponsor shall use its reasonable efforts to consult with SPAC and the Company in advance as to its form, content and timing. The restriction in this Section 8(k) shall also not apply to disclosures set forth in marketing materials distributed by Sponsor or its Affiliates for limited or confidential circulation.

(l) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to: restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Arrangement (including the Share Exchanges) and the other Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a stockholder of SPAC).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include Cantor Fitzgerald & Co. and Persons directly or indirectly controlled by Cantor Fitzgerald & Co., and Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) Solely for the benefit of the Company and SPAC, Sponsor hereby acknowledges and agrees that Section 3.3.7 of the Forward Purchase Contract shall, for purposes of the Transactions, be deemed to read as follows:

Business Combination. The Company shall have entered into an agreement with respect to the Business Combination and all conditions to the closing of the Business Combination as set forth in such agreement, including the approval by the Company’s stockholders of the Business Combination, if applicable, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at such closing, but subject to the satisfaction or waiver thereof).

(o) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future SPAC Stockholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(p) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(q) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:

CF ACQUISITION CORP. VI

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

SPONSOR:

CFAC HOLDINGS VI, LLC

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

THE COMPANY:

RUMBLE Inc.

By:	/s/ Christopher Pavlovski
Name:	Christopher Pavlovski
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement by and among CF Acquisition Corp. VI,
CFAC Holdings VI, LLC and Rumble Inc.]

SCHEDULE I

Stockholder	Number of Shares of Class B Common Stock of CF Acquisition Corp. VI	Number and Type of Private Placement Securities
CFAC Holdings VI, LLC	7,480,000 shares of Class B Common Stock

Schedule 1